Exhibit 10.24

KIROMIC BIOPHARMA, INC.

DIRECTOR SERVICES AGREEMENT

This Director Services Agreement (this “Agreement”), dated as of             , 2020, is entered into between Kiromic Biopharma, Inc., a Delaware corporation (the “Company”) with a place of business at 7707 Fannin St., Suite 140, Houston, TX 77054, and                        , an individual (“Director”) with an address of                                                                      (email: [                       ]).

RECITALS

WHEREAS, the Company desires to retain the services of Director as a member of the Company’s Board of Directors (the “Board”) for the benefit of the Company and its stockholders; and

WHEREAS, Director desires to serve on the Board for the period of time and subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and as set forth herein, the parties hereto agree as follows:

AGREEMENT

1.                                      Board Duties.

(a)                                        Effectiveness of Agreement. Director agrees to provide services to the Company as a member of the Board from and after the later of (i)                     and (ii) the date on which Director is elected to the Board (the “Effective Date”), provided that this Agreement shall be effective only upon, and subject to, the Director’s election to the Board in accordance with the Company’s certificate of incorporation and bylaws.  In the event Director is not so elected to the Board on or before                      , this Agreement shall terminate and be of no force or effect and neither the Company nor Director shall have any obligations hereunder.

(b)                                        Director Services. Director shall, for so long as he remains a member of the Board, meet with the other members of the Board and/or the Company’s executive officers upon request in accordance with Exhibit A “Director Meeting Obligations” below. Director acknowledges and agrees that the Company may rely upon Director’s expertise in business disciplines where Director has significant experience with respect to the Company’s business operations and that such requests may require substantial additional time and efforts in addition to Director’s customary service as a member of the Board. Additional meetings to be determined relative to the various board committees on which the Director may serve.

Exhibit A

Director Meeting Obligations

Meeting Venue	Zoom, MS Team, or other teleconferencing facilities

Meeting Time	10 AM Central Time (Houston) on the day of the meeting

Meeting Agenda Distribution	Meeting Agendas will be distributed by email 48 hours prior to the meeting

Meeting Invite	Emailed invite will come from Executive Assistant (Ms. Trish Faulkner)

Corporate Board Meetings	6 (six) bi-monthly corporate meetings 60-90 mins duration

Ad-Hoc Project Approval Meetings	6 (six) bi-monthly Ad-Hoc project approval meetings 60-90 mins duration

Quarterly Meetings Finance and Audit Committee	4 (four) Quarterly Finance and Audit Committee Members only 30 mins review with corporate auditors

On-demand Meetings Pricing Committee	Pricing Committee Members only 60 mins review with underwriters

Annual Meeting Compensation Committee	1 (one) meeting Compensation Committee Members only 60 mins review to review, adjust corporate compensations

Annual Meeting Nomination Committee	1 (one) meeting Nomination Committee Members only 60 mins review with review, recommend, vote on officers and board members

(c)                                         Fiduciary Obligations and Conduct. Director understands that as a member of the Board he is bound by fiduciary duties applicable to directors of corporations organized pursuant to the General Corporation Law of the State of Delaware, including the duties of care, loyalty and good faith. As such, among other things, Director may not use Director’s position of trust and confidence to further Director’s private interests, Director must inform himself of the material information reasonably available before voting on a transaction and Director may act as a member of the Board only for the purpose of advancing the best interests of the Company and all of its stockholders, may not intentionally violate the law and may not consciously disregard or violate Director’s duties to the Company (including any subsidiary) and its stockholders. Membership on the Board shall require adherence to any board member conduct policies adopted by the Board from time to time and enforced equally upon all directors.

2.                                             Compensation. The Director will be compensated for his services and expenses in accordance to Exhibit B “Director Compensation” as shown below. In the event of termination without cause, prior to the Quarterly distribution dates and quarterly vesting period dates as set forth in Exhibit B “Director Compensation”, Director shall be entitled to his proportionate share of cash and stock compensation for the number of days he served as Director during the relevant quarterly period. By way of example, the Director would be compensated for the number of days served on the board during the relevant quarter, divided by the number of days in the relevant quarter, multiplied by $6,250 (cash) or $12,500 (value of NQSO).

Exhibit B

Director Compensation

Cash Compensation	$25,000 Annual cash compensation 4 Quarterly distributions (3/31, 7/31, 9/30, 12/30)

Stock Option Compensation	Non-Qualified Stock Option (NQSO) $50,000 NQSO Annual compensation 4 Quarterly vesting periods (3/31, 7/31, 9/30, 12/30)

Special Committee Meeting Compensation	$750 per meeting

Travel Compensation	$2,500 per day Travel to and from specific meeting site or the company headquarters (Houston) Travel only at the request of the board or the CEO

Travel Expenses	The company covers travel expenses including (shuttle, taxi, UBER, air fares, hotel, lodging, and meals)

3.                                             Non-Disparagement. Director agrees to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments to any third party with respect to the Company and its affiliates, including, without limitation, the Company’s parent, subsidiaries, officers, directors and employees (collectively, “Company Parties”) . Further, Director hereby agrees to forbear from making any public or non-confidential statement with respect to any of the Company Parties.

4.                                             Confidentiality. Director agrees that Director will have access to and become acquainted with confidential proprietary information of the Company and its subsidiaries (“Confidential Information”) which is owned by the Company and its subsidiaries and is regularly used in the operation of the Company’s and its subsidiaries’ businesses. As used in this Agreement, the term “Confidential Information” shall mean proprietary and non-public information relating to the Company (including its subsidiaries) or its business. Director agrees that the term “Confidential Information” as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the Company or any of its subsidiaries is engaged, or in which the Company or its subsidiaries may engage at a later time, and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the Company or any of its subsidiaries. Director agrees that the term “Confidential Information” includes, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how,” negative “know-how,” trade secrets, customer and supplier identities, characteristics and terms of agreement, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisitions plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Director acknowledges that all Confidential Information, whether prepared by Director or otherwise acquired by Director in any other way, shall remain the exclusive property of the Company. Director covenants and agrees that Director shall not misuse, misappropriate, or disclose in any way to any person or entity any of the Company’s Confidential Information, either directly or indirectly, nor will Director use the Confidential Information in any way or at any time except as required in the course of Director’s business relationship with the Company. Director agrees that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information constitutes unfair competition. Director promises and agrees not to engage in any unfair competition with the Company and will take measures that are appropriate to prevent its agents and representatives from engaging in unfair competition with the Company. Director further agrees that, at any time, upon the request of the Company and without further compensation, but at no expense to Director, Director shall perform any lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of the Company, its successors or assigns, may be necessary or desirable in order to obtain, sustain, reissue and renew, and in order to enforce, perfect, record and maintain, patent applications and United States and foreign patents on the Company’s or its subsidiaries’ inventions, and copyright registrations on the Company’s and its subsidiaries’ inventions.

5.                                             Term. Except as otherwise provided herein, the term of this Agreement and the duties and obligations of Director and the Company under it shall continue until the date that Director ceases to be a member of the Board for any reason. Without limiting the foregoing, Director may voluntarily resign Director’s position on the Board at any time and such resignation shall not be considered a breach of this Agreement.

6.                                             Cooperation. Director will notify the Company promptly if Director is subpoenaed or otherwise served with legal process in any matter involving the Company or any subsidiary and will cooperate in the review, defense or prosecution of any such matter. Director will notify the Company if any attorney who is not representing the Company directly or indirectly contacts or attempts to contact Director (other than Director’s own legal counsel) to obtain information that in any way relates to the Company or any subsidiary, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney. In the event of any claim or litigation against the Company or Director based upon any alleged conduct, acts or omissions of Director during Director’s tenure as a director of the Company, Director will provide to the Company such information and documents as are necessary and reasonably requested by the Company or its counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction.

7.                                             Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the subject matter herein.

8.                                             Governing Law. This Agreement, and any dispute or controversy arising in connection with this Agreement, shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law that would result in the application of the law of any other jurisdiction. Each of the parties irrevocably submits to the jurisdiction of the state courts of the State of Texas located in Harris County, Texas, and the United States District Court for the Southern District of Texas for the purpose of any suit, action or other proceeding arising out of or based upon this

Agreement and agrees not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Texas located in Harris County and the United States District Court for the Southern District of Texas.

9.                                             Injunctive Relief. It is agreed that the rights and benefits of the Company pursuant to Sections 1, 3, 4 and 6 of this Agreement are unique and that no adequate remedy exists at law if Director shall fail to perform, or breaches, any of Director’s obligations thereunder, that it would not be possible to determine the amount of damages resulting therefrom, and that any such breach would cause irreparable injury to the Company. Therefore, the Company shall be entitled to injunctive relief to prevent or restrain any such breach of this Agreement by Director in addition to any other remedies that may be available to the Company at law.

10.                                      Notices. All notices required or permitted under this Agreement shall be in writing (including by email) and shall be deemed effective upon personal delivery, upon confirmed receipt of email message, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11.                                      Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12.                                      Survival. The provisions of Sections 3—17 shall survive termination of this Agreement, together with any other provision that by its nature is intended to survive termination.

13.                                      Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Director.

14.                                      Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Director are personal and shall not be assigned without the prior written consent of the Company.

15.                                      Interpretation. If any restriction set forth in this Agreement, including but not limited to Section 3 or Section 4 hereof, is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

16.                                      Indemnification. The Company will indemnify and hold harmless the Executive from any liabilities and expenses arising from Executive’s actions as an officer, director or employee of the Company to the fullest extent permitted by law, excepting any unauthorized acts or illegal conduct which breaches the terms of this or any other agreement or Company policy, including but not limited to the Proprietary Information Agreement. Executive will be entitled to indemnification under the Company’s Directors and Officers insurance policy during his employment with the Company and for the six (6) year period thereafter on terms no less favorable than any other officer of the Company.

17.                                      Miscellaneous. No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same agreement. Facsimile or electronically transmitted copies of executed signature pages shall be deemed binding originals.

IN WITNESS WHEREOF, the parties hereto enter into this Agreement as of the date first set forth above.

ACCEPTED AND AGREED TO: KIROMIC BIOPHARMA INC.

By:
(Signature)		Name: Tony Tontat
Title: CFO, COO

Board Member (First, Last Name)